Exhibit 3.3

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

GRIZZLY ENERGY, LLC

ii

Exhibit A	Member Schedule
Exhibit B	Initial Managers and Officers
Exhibit C	Notice Information for Steering Committee Representative

iii

Limited Liability Company Agreement
of
GRIZZLY ENERGY, LLC

This Liability Company Agreement (as the same may be amended from time to time in accordance herewith, this “Agreement”) of Grizzly Energy, LLC, a Delaware limited liability company (the “Company”), is dated as of July 16, 2019 (the “Effective Date”), by and among the Members (as defined herein) from time to time party hereto.

Recitals

WHEREAS, the Company was formed on May 13, 2009 under the name “VNR Finance Corp.”, pursuant to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on such date (the “Original Certificate of Incorporation”);

WHEREAS, the name of the Company was amended to Vanguard Natural Resources, Inc. on July 21, 2017, pursuant to Section 241 of the General Corporation Law of the State of Delaware;

WHEREAS, the Company amended and restated the Original Certificate of Incorporation on August 1, 2017 pursuant to the Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 1, 2017 (the “Certificate of Incorporation”);

WHEREAS, on March 31, 2019, the Company and certain of its direct and indirect Subsidiaries (as defined below) (each, a “Debtor”, and collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as defined below), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), Case No. 19-31786 (DRJ);

WHEREAS, on April 30, 2019, the Debtors filed the Joint Plan of Reorganization of Vanguard Natural Resources, Inc. and its Debtor Affiliates with the Bankruptcy Court, pursuant to Chapter 11 of the Bankruptcy Code;

WHEREAS, on June 11, 2019, the Debtors filed the Amended Joint Plan of Reorganization of Vanguard Natural Resources, Inc. and its Debtor Affiliates with the Bankruptcy Court, pursuant to Chapter 11 of the Bankruptcy Code;

WHEREAS, on July 9, 2019, the Debtors filed the Second Amended Joint Plan of Reorganization of Vanguard Natural Resources, Inc. and its Debtor Affiliates with the Bankruptcy Court pursuant to Chapter 11 of the Bankruptcy Code (the “Reorganization Plan”);

WHEREAS, on July 9, 2019, the Reorganization Plan was confirmed by an order by the Bankruptcy Court (the “Confirmation Order”);

WHEREAS, on July 16, 2019, as contemplated by the Reorganization Plan, the Company entered into a Certificate of Conversion (the “Certificate of Conversion”) and a Certificate of Formation (the “Certificate of Formation”) and converted into a Delaware limited liability company;

WHEREAS, on July 16, 2019, as contemplated by the Reorganization Plan, certain creditors of the Company will receive Units in the Company in satisfaction of certain obligations of the Debtors to such creditors; and

WHEREAS, pursuant to the Reorganization Plan the Members desire to enter into this Agreement to (i) recapitalize the Company in order to create the preferred classes of equity described herein, (ii) admit certain Persons as Members of the Company, (iii) reflect the terms, provisions and conditions governing the regulation and management of the Company, and (iv) provide for the relative rights and obligations of the Members with respect to the Company.

NOW, THEREFORE, in accordance with the Reorganization Plan, and in connection with the Certificate of Conversion, the Company and the Members hereby enter into this Agreement to provide as follows:

Article I
Definitions

Section 1.1           Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allowed Class 3 Claims” means the Allowed Class 3 Claims, as defined in the Reorganization Plan.

“Allowed Class 4 Claims” means the Allowed Class 4 Claims, as defined in the Reorganization Plan.

“Allowed Class 5 Claims” means the Allowed Class 5 Claims, as defined in the Reorganization Plan.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the Foreign Corrupt Practices Act of 1977, as amended.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state Law for the relief of debtors.

“Bankruptcy Court” has the meaning set forth in the Recitals.

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“Base Amount” has the meaning set forth in Section 4.2(d).

“Board” has the meaning set forth in Section 6.1(a).

“Board Consent” has the meaning set forth in Section 6.1(e).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by Law to be closed.

“Capital Contribution” means, with respect to any Member, the amount of money and the fair market value of any property (net of any liabilities with respect to such property assumed or taken subject to by the Company) contributed to the Company by such Member, in accordance with Article IV.

“Cause”, with respect to any Manager, means (a) any material breach of this Agreement or any agreement between the Manager and the Company, including, (i) the material breach of any representation, warranty or covenant or (ii) the breach of any obligation of confidentiality, in each case made under this Agreement or any agreement between the Manager and the Company; (b) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty (to the extent applicable), fraud, theft, embezzlement, or misappropriation or conversion of assets on the part of such Manager, in each case which adversely affects or may reasonably be expected to adversely affect the finances, business or reputation of the Company, any Member, any Affiliate of the Company or any Affiliate of a Member; (c) the commission of, or indictment for, or a plea of nolo contendere to, any felony or any crime involving moral turpitude; (d) the willful or grossly negligent failure or refusal of such Manager to perform his or her obligations pursuant to this Agreement or any agreement between the Manager and the Company (other than due to disability); or (e) the unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Affiliates or while performing such Manager’s duties and responsibilities to the Company or any of its Affiliates.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations of the Depositary) as may be adopted by the Board, issued by the Company evidencing ownership of one or more Series C Common Units or a certificate, in such form as may be adopted by the Board, issued by the Company evidencing ownership of one or more other Units (as defined below).

“Certificate of Conversion” has the meaning set forth in the Recitals.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Claim” means any claim, demand, suit, action, investigation, proceeding (whether civil, criminal, arbitrative, investigative, or administrative), governmental action, cause of action, and expenses and costs associated therewith (including attorneys’ fees and court costs), whether now existing or hereafter arising, whether known or unknown, including such item involving or sounding in the nature of breach of contract, tort, statutory liability, strict liability, products liability, liens, contribution, indemnification, fines, penalties, malpractice, professional liability, design liability, premises liability, environmental liability (including investigatory and cleanup costs and natural resource damages), safety liabilities, deceptive trade practices, malfeasance, nonfeasance, negligence, misrepresentation, breach of warranty, tortious interference with contractual relations, slander or libel.

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“Class 3 Holders” means the holders of Allowed Class 3 Claims.

“Class 4 Holders” means the holders of Allowed Class 4 Claims.

“Class 5 Holders” means the holders of Allowed Class 5 Claims.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor Law.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Member” means any Member executing this Agreement as a Series C Common Member or hereafter admitted to the Company as a Series C Common Member as provided in this Agreement, solely in such Member’s capacity as a Record Holder of Series C Common Units, but does not include any Person who has ceased to be a Member.

“Company” has the meaning set forth in the Preamble.

“Company Group” means the Company and its Subsidiaries treated as a single consolidated entity.

“Confirmation Order” has the meaning set forth in the Recitals.

“Covered Person” means (i) a current or former Member, (ii) an Affiliate of a current or former Member, (iii) any officer, manager, shareholder, partner, member, employee, advisor, representative or agent of a current or former Member, (iv) any current or former Manager, officer, employee or agent of the Company and (v) the members of the Steering Committee solely for purposes of Section 6.1.

“Debtor” and “Debtors” have the meanings set forth in the Recitals.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

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“Distribution” has the meaning set forth in Section 5.2.

“Effective Date” has the meaning set forth in the Preamble.

“Election Notice” has the meaning set forth in Section 4.2(d).

“Election Period” has the meaning set forth in Section 4.2(d).

“Eligible Purchaser” has the meaning set forth in Section 4.2(b).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Exit Term Loan B Facility” has the meaning set forth in the Reorganization Plan.

“FINRA” means the Financial Industry Regulatory Authority, Inc. and its successors and assigns.

“Foreign Person” has the meaning set forth in Section 10.5(a).

“Group Member” means a member of the Company Group.

“Initial Liquidation Preference” has the meaning set forth in Section 4.1(a).

“Initial Managers” has the meaning set forth in Section 6.1(b)(i).

“Law” means any applicable law, regulation, rule, ordinance, statute, act (including the Delaware Act), code (including the Code), constitutional provision, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof.

“Liabilities” means any and all Claims, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants, and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contract claims, torts or otherwise.

“LIBOR” means, with respect to any month (or portion of a month) for which interest accrues under a given instrument, the floating interest rate equal to the London interbank offer rate at approximately 11:00 a.m., London time, on the first Business Day of the applicable month, as the rate for dollar deposits with a one-month maturity; provided, that if the London interbank offer rate is no longer published, “LIBOR” shall mean such other index price that reasonably approximates the role of the London interbank offer rate as a financial market index as of the Effective Date as determined by the Board.

“Listing Rules Member” has the meaning set forth in Section 5.5.

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“Liquidator” means one or more Persons selected by the Board to perform the functions described in Section 11.3 as liquidating trustee of the Company within the meaning of the Delaware Act.

“Manager” means a member of the Board.

“Member” means, unless the context otherwise requires, a Record Holder of Series A Preferred Units, Series B Preferred Units or Series C Common Units, in such Person’s capacity as a member of the Company.

“Member Consent” means (a) until the Series A Redemption Date, Series A Consent; (b) from the Series A Redemption Date until the Series B Redemption Date, the consent of the Series B Members and Common Members who are Record Holders of a majority of the outstanding Series B Preferred Units and Series C Common Units, voting together as if a single class; and (c) from and after the Series B Redemption Date, the consent of the Common Members who are Record Holders of a majority of the outstanding Series C Common Units.

“Member Indemnitor” has the meaning set forth in Section 7.10.

“Merger Agreement” has the meaning set forth in Section 13.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the Board shall designate as a National Securities Exchange for purposes of this Agreement.

“New Issuance” has the meaning set forth in Section 4.2(b).

“New Issuance Notice” has the meaning set forth in Section 4.2(c).

“New Units” has the meaning set forth in Section 4.2(b).

“Non-Participating Member” has the meaning set forth in Section 4.2(e).

“Notices” has the meaning set forth in Section 14.1(a).

“Officers” has the meaning set forth in Section 6.5.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) in a form acceptable to the Board.

“Original Certificate of Incorporation” has the meaning set forth in the Recitals.

“Original Series A Consent” means the consent of the Original Series A Members who are Record Holders of a majority of the outstanding Original Series A Preferred Units.

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“Original Series A Members” means any Series A Members who were Series A Members as of the Effective Date and have not Transferred all of their Series A Preferred Units, solely in such Members’ capacity as Record Holders of Original Series A Preferred Units.

“Original Series A Preferred Units” means any Series A Preferred Units held by Original Series A Members or their Affiliates which have not been Transferred to a third party.

“OTC” means OTC Markets Group Inc.

“OTCQB” means the OTCQB Venture Market marketed by OTC.

“OTCQX” means the OTCQX Best Market marketed by OTC.

“Participating Member” has the meaning set forth in Section 4.2(e).

“Person” means an individual or a corporation, firm, limited liability company, partnership, limited partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning set forth in Section 13.1.

“Permitted Affiliate Transfer” means any Transfer of all or any portion of the Units held by a Record Holder to any Affiliate of such Record Holder.

“Preferred Units” means the Series A Preferred Units and the Series B Preferred Units.

“Record Date” means the date established by the Board or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to vote by ballot or give approval of Company action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Members; (b) the identity of Record Holders entitled to receive any report or Distribution or to participate in any offer; or (c) the identity of Record Holders of Preferred Units entitled to receive any Redemption Payment in respect of a redemption of Preferred Units pursuant to Section 5.1.

“Record Holder” means, as of a given Business Day, (a) with respect to Units of any class for which a Transfer Agent (as defined below) has been appointed, the Person in whose name a Unit of such class is registered on the books of the Transfer Agent as of the opening of business on such Business Day or (b) with respect to other classes of Units, the Person in whose name any such other Unit is registered on the books that the Board has caused to be kept as of the opening of business on such Business Day.

“Redemption Payment” means a payment to a Record Holder of Preferred Units in respect of a redemption of Preferred Units pursuant to Section 5.1.

“Reorganization” means the transactions contemplated by the Reorganization Plan.

“Reorganization Plan” has the meaning set forth in the Recitals.

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“Rule 144” has the meaning set forth in Section 8.4(c)(i).

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions broadly restricting or prohibiting dealings with such country, region, territory or government.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (a) any Person listed in any Sanctions-related list of designated or identified Persons maintained by the United States (including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury, Switzerland, Australia or any other relevant authority, (b) any Person located, organized or resident in, or any governmental authority or governmental instrumentality of, a Sanctioned Country or (c) any Person directly or indirectly owned by, controlled by, or acting for the benefit or on behalf of, any Person described in clauses (a) or (b) of this definition.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; (e) Switzerland; (f) Australia or (g) any other relevant authority.

“Securities Act” means the U.S. Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Series A Consent” means the consent of the Series A Members who are Record Holders of a majority of the outstanding Series A Preferred Units.

“Series A Member” means any Member executing this Agreement as a Series A Member or hereafter admitted to the Company as a Series A Member as provided in this Agreement, solely in such Member’s capacity as a Record Holder of Series A Preferred Units, but does not include any Person who has ceased to be a Member.

“Series A Preferred Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series A Preferred Units in this Agreement.

“Series A Redemption Date” means the date on which all Series A Preferred Units are redeemed by the Company and are no longer outstanding.

“Series A Redemption Price” means, as of a given date of determination, an amount equal to the Initial Liquidation Preference increased each month by an annualized rate equal to the LIBOR rate for such month, plus 950 basis points, compounding monthly on the last day of each such month.

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“Series A Supermajority Consent” means the consent of the Series A Members who are Record Holders of at least 66 2/3% of the outstanding Series A Preferred Units.

“Series B Member” means any Member executing this Agreement as a Series B Member or hereafter admitted to the Company as a Series B Member as provided in this Agreement, solely in such Member’s capacity as a Record Holder of Series B Preferred Units, but does not include any Person who has ceased to be a Member.

“Series B Preferred Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series B Preferred Units in this Agreement.

“Series B Redemption Date” means the date on which all Series B Preferred Units are redeemed by the Company and are no longer outstanding.

“Series B Redemption Price” means, as of a given date of determination, an amount equal to the Initial Liquidation Preference increased each month by an annualized rate equal to the LIBOR rate for such month, plus 1,050 basis points, compounding monthly on the last day of each such month.

“Series C Common Unit” means a Series C Common Unit, representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Series C Common Units in this Agreement.

“Steering Committee” means each of the following: Bank of America NA, Barclays Bank PLC, Citibank N.A., Credit Agricole CIB, ING Capital LLC, JP Morgan Chase Bank NA, Wells Fargo NA and the Bank of Montreal.

“Steering Committee Representative” means Citibank N.A.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership or member of such limited liability company, but only if more than 50% of the partnership interests of such partnership or membership interests of such limited liability company (considering all of the partnership interests or membership interests as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation, a partnership or limited liability company) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has at least a majority ownership interest or the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Entity” has the meaning set forth in Section 13.2(b)(ii).

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“Transaction Documents” means this Agreement, the Reorganization Plan and any other documents explicitly contemplated herein as of the Effective Date.

“Transfer”, when used in this Agreement with respect to a Unit, means a transaction by which the holder of a Unit assigns such Unit to another Person, and includes a sale, assignment, gift, exchange or any other disposition, excluding a pledge, encumbrance, hypothecation or mortgage of such Unit, but including any transfer of such Unit upon foreclosure of any pledge, encumbrance, hypothecation or mortgage of such Unit. For purposes of this definition, “Transfer” includes (a) a sale, assignment, gift, exchange or any other disposition of an equity interest in any Person if substantially all of the assets of such Person consist, directly or indirectly, of Units (excluding a pledge, encumbrance, hypothecation or mortgage of an equity interest in such Person, but including any transfer of such equity interest upon foreclosure of any pledge, encumbrance, hypothecation or mortgage of such equity interest) and (b) solely for purposes of Section 10.5, the merger or consolidation of a Member, or of any Person referred to in clause (a), with another Person. “Transferor,” “Transferee,” “Transferable”, “Transferred” and “Transferring” have corresponding meanings.

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for any class of Units.

“Treasury Regulations” means United States Department of Treasury regulations promulgated under the Code.

“United States Person” means a United States person for U.S. federal income tax purposes as defined in Section 7701(a)(30) of the Code.

“Units” means any class or series of equity or voting interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity or voting interest in the Company), including Series A Preferred Units, Series B Preferred Units and Series C Common Units.

“Unsubscribed Units” has the meaning set forth in Section 4.2(e).

Section 1.2           Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes” or “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

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Article II
Organization

Section 2.1           Formation. The Company was formed on May 13, 2009 as “VNR Finance Corp.” pursuant to the Original Certificate of Incorporation as filed with the Secretary of State of the State of Delaware, and the name of the Company was amended to Vanguard Natural Resources, Inc. on July 21, 2017. On August 1, 2017, the Company amended and restated the Original Certificate of Incorporation pursuant to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware, and on July 16, 2019, the Company was converted into a limited liability company pursuant to the Certificate of Conversion and Certificate of Formation and by the entering into this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Members, Record Holders and other holders of Units and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. To the extent that this Agreement is inconsistent in any respect with the Delaware Act, this Agreement will control. All Units shall constitute personal property of the owner thereof for all purposes.

Section 2.2           Name. The name of the Company is “Grizzly Energy, LLC”. The words “Limited Liability Company,” “LLC,” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The business of the Company shall be conducted under this name or under any other name adopted by the Board in accordance with the Delaware Act.

Section 2.3           Registered Office and Agent; Principal Office. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by applicable Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by applicable Law. The principal office of the Company shall be located at 5847 San Felipe, Suite 3000, Houston, Texas 77057 or such other place as the Board may from time to time designate by notice to the Members (which notice may be satisfied by indicating such other place in a public filing with FINRA or the Commission). The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.

Section 2.4           Foreign Qualification. Prior to conducting business in any jurisdiction other than the State of Delaware, the Board shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.5           Purpose and Business. The purpose and nature of the business to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary, advisable, convenient or incidental thereto. The Board shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in this Section 2.5 and for the protection and benefit of the Company.

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Section 2.6           Term. The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XI. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.7           Title to Company Assets. Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Subsidiaries, as the Board may determine. The Company hereby declares and warrants that any Company assets for which record title is held in the name of the Company or one or more of its Subsidiaries shall be held by the Company or such Subsidiary for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Board shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company or one or more of the Company’s designated Subsidiaries as soon as reasonably practicable. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held. For the avoidance of doubt, neither the Members nor any Managers or Officers shall hold title to any assets owned by the Company or any of its Subsidiaries.

Article III
Members; Units; Certificates

Section 3.1           Members.

(a)          No Participation in Management. No Member, in its capacity as such, shall participate in the operation or management of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

(b)          Outside Activities of Covered Persons. Any Covered Person shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group, and such competitive business interests and activities are hereby approved by the Company and all Members. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Covered Person. No such business interest or activity shall constitute a breach of this Agreement or any duty otherwise existing at Law, in equity or otherwise or obligation of any type whatsoever, to the Company, any Group Member, any Member, any Person who acquires an interest in a Unit or any other person who is bound by this Agreement. None of any Group Member, any Member or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any Covered Person. The doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person.

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(c)          Schedule of Members. Exhibit A sets forth the identity of each Member of the Company as of the Effective Date, and each such Member is hereby admitted to the Company as a Member. Pursuant to Section 10.3, the Board may cause Exhibit A or a separate register of Members to be revised from time to time whether by the Transfer Agent or another Person, as necessary to reflect changes and adjustments resulting from the admission or removal of any Member or any Transfer, adjustment, issuance, conversion, redemption or creation of Units made in accordance with the terms of the Agreement.

(d)          No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives).

(e)          No Resignation or Expulsion. Prior to the dissolution and winding up of the Company, no Member may take any action to resign, withdraw or retire as a Member voluntarily, and no Member may be expelled or otherwise removed involuntarily as a Member, in each case other than as may be required as a result of a Transfer of all of such Member’s Units made in accordance with Article X and each of the transferees of such Units being admitted as a substitute Member. A Member will cease to be a Member only in the manner described in Article X.

Section 3.2           Units.

(a)          Authorization to Issue Units.

(i)          The limited liability company interests of the Members in the Company shall be designated as “Units”. The Company may issue Units, and options, rights, warrants and appreciation rights relating to Units, for any Company purpose at any time and from time to time, subject to Article IV and Section 6.4(h), to such Persons for such consideration (which may be cash, property, services or any other lawful consideration) or for no consideration and on such terms and conditions as the Board shall determine notwithstanding any provision of Section 9.3. Each Unit shall have the rights and be governed by the provisions set forth in this Agreement. Except to the extent expressly provided in this Agreement, no Units shall entitle any Member to any preemptive, preferential, or similar rights with respect to the issuance of Units.

(ii)         Subject to Article IV and Section 6.4(h), the Company is authorized to issue an unlimited number of Units in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Units), as shall be fixed by the Board.

(b)          Series of Units. The Units shall be divided into three series of Units: Series A Preferred Units, Series B Preferred Units and Series C Common Units, as follows:

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(i)          Series A Preferred Units. On the Effective Date, the Company has authorized and created a class of Units designated as “Series A Preferred Units”, consisting of a total of 45,738,661,354 Series A Preferred Units, and has issued all of the Series A Preferred Units to the Series A Members in the respective amounts set forth on Exhibit A. The Company shall not, without Series A Consent, issue any (A) additional Series A Preferred Units other than those outstanding as of the Effective Date or (B) new class or series of Units that may be created after the Effective Date that is expressly made senior or pari passu in right of payment, distribution, liquidation or redemption with the Series A Preferred Units. The voting rights of Series A Preferred Units are set forth in Section 12.10.

(ii)         Series B Preferred Units. On the Effective Date, the Company has authorized and created a class of Units designated as “Series B Preferred Units”, consisting of a total of 861,252,261 Series B Preferred Units, and has issued all of the Series B Preferred Units to the Series B Members in the respective amounts set forth on Exhibit A. The voting rights of Series B Preferred Units are set forth in Section 12.10.

(iii)        Series C Common Units. On the Effective Date, the Company has authorized and created a class of Units designated as “Series C Common Units”, consisting of a total of 100,000 Series C Common Units, and has issued Series C Common Units to the Common Members in the respective amounts set forth on Exhibit A. Any Series C Common Units authorized but not yet issued shall remain available for future issuances in accordance with the terms of this Agreement, and the issuance of additional Series C Common Units shall dilute the Common Members pro rata. The voting rights of Series C Common Units are set forth in Section 12.10.

(c)          Units as Securities. Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

(d)          No Fractional Units. No fractional Units shall be issued by the Company. If a distribution, subdivision or combination of Units would result in the issuance of fractional Unit (but for this Section 3.2(d)), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

(e)          Non-Voting Securities. Notwithstanding anything to the contrary herein, the Company shall in no event issue any non-voting equity securities in violation of chapter 11 of title 11 of the United States Code; provided, however, that the foregoing prohibition (i) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect and (iii) may be amended or eliminated in accordance with applicable Law. The prohibition on the issuance of nonvoting equity securities is included in this Agreement in compliance with Section 1123(a)(6) of the Bankruptcy Code.

(f)          Fully Paid and Non-Assessable. All Units issued pursuant to, and in accordance with the requirements of, this Article III and Article IV shall be fully paid and non-assessable Units in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act.

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Section 3.3           Splits and Combinations.

(a)          Distributions; Subdivisions; Combinations. Subject to Section 3.2(d), the Company may make a pro rata distribution of Units to all Record Holders or may effect a subdivision or combination of Units so long as, after any such event, each Record Holder shall have the same pro rata percentage interest in the each series or class of Units as before such event, and any amounts calculated on a per-Unit basis or stated as a number of Units are proportionately adjusted.

(b)          Required Notice. Whenever a distribution, subdivision or combination of Units is declared, the Board shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall, at least 20 days prior to such Record Date, send notice thereof to each Person who, as of a date not less than 10 days prior to the date of such notice, is a Record Holder.

(c)          Calculation of Units. The Board may cause a firm of independent public accountants selected by the Board to calculate the number of Units to be held by each Record Holder after giving effect to any such distribution, subdivision or combination, and the Board shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(d)          Subsequent Issuances. Promptly following any such distribution, subdivision or combination, the Company may issue Certificates or uncertificated Units to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the Board may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Units being outstanding, and a Unit is represented by a Certificate, then the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

Section 3.4           Certificates.

(a)          No Certificates. Notwithstanding anything in this Agreement to the contrary, Units shall not be evidenced by physical certificates unless the Board determines otherwise in respect of some or all of any or all class or series of Units. Certificates that may be issued, if any, shall be executed on behalf of the Company by an authorized officer or Manager of the Company. If a Transfer Agent has been appointed for a class or series of Units, no Certificate, if any, for such class or series of Units shall be valid for any purpose until it has been countersigned by the Transfer Agent for such series of Units; provided, however, that if the Board elects to cause the Company to issue Units of such class or series in global form, the Certificate, if any, shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Company.

(b)          Mutilated Certificates. To the extent any Unit is represented by a Certificate, if any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Units as the Certificate so surrendered.

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(c)          Replacement Certificates. The appropriate officers of the Company shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i)          makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

(ii)         requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)        if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv)        satisfies any other reasonable requirements imposed by the Company.

(d)          Failure to Notify. If a Record Holder fails to notify the Company within a reasonable period of time after such Record Holder has notice of the loss, destruction or theft of a Certificate, and a Transfer of the Units represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, to the fullest extent permitted by Law, the Record Holder shall be precluded from making any claim against the Company or the Transfer Agent for such Transfer or for a new Certificate.

(e)          Payment of Taxes and Charges. As a condition to the issuance of any new Certificate under this Section 3.4, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 3.5           Representations, Warranties and Covenants. Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)          if such Member is an entity, such Member is duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation; such Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and the execution, delivery and performance by such Member of this Agreement and the other Transaction Documents to which it is, or will be, a party have been, or will be, duly authorized;

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(b)          such Member has duly executed and delivered this Agreement and the other Transaction Documents, and they constitute the legal, valid and binding obligation of such Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at Law or in equity);

(c)          the authorization, execution, delivery, and performance of this Agreement and the other Transaction Documents by such Member does not (i) conflict with, or result in a breach, default or violation of, (A) the organizational documents of such Member if such Member is an entity, (B) any contract or agreement to which such Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Member is subject, except in the case of clauses (B) and (C) where such conflict, breach, default or violation would not have a material adverse effect on such Member or such Member’s ability to perform its obligations under this Agreement; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied;

(d)          such Member has delivered to the Company a properly executed IRS Form W-9 or W-8 appropriate to the Member;

(e)          such Member (i) is an experienced investor in securities and acknowledges that it can bear the economic risk of its investment in the Units; (ii) has had an opportunity to discuss the Company’s and its Subsidiaries’ businesses, management and financial affairs and the terms and conditions of the offering of Units with the Company’s management; and (iii) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Units;

(f)          such Member is an Accredited Investor, and the Units to be acquired by such Member pursuant to this Agreement will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities Laws;

(g)          such Member understands that the Units issued hereunder have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Member’s representations as expressed herein, and such Member further understands that the Units acquired by it hereunder are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Member must hold the Units acquired by it hereunder indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available; and

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(h)          (i) such Member has implemented, and maintains in effect, policies and procedures designed to ensure compliance in all material respects by such Member and its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions; (ii) such Member and its Subsidiaries, and, to the knowledge of such Member, their respective officers, employees, directors and agents, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects; (iii) such Member and its Subsidiaries, their respective officers and employees, and, to the knowledge of such Member, their respective directors and agents, are not engaged in any activity that would reasonably be expected to result in the Company or any Member being designated as a Sanctioned Person; (iv) none of (A) such Member or any of its Subsidiaries or any of their respective directors, officers or employees, or (B) to the knowledge of such Member, any agent of such Member that will act in any capacity in connection with or benefit from this Agreement, is a Sanctioned Person; and (v) such Member will not, and will not permit any of its Subsidiaries to, directly or, to its knowledge, indirectly, use the proceeds from any Redemption Payments or Distributions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.

Article IV
Capital Contributions

Section 4.1           Initial Capital Contributions. Pursuant to the Reorganization Plan:

(a)          in connection with the satisfaction, settlement, release and discharge of the Allowed Class 3 Claims, the Class 3 Holders will collectively be issued (A) 39,063,570,506 Series A Preferred Units, at an initial liquidation preference of $0.01 per unit (the “Initial Liquidation Preference”), and (B) 75,000 Series C Common Units;

(b)          in connection with the satisfaction, settlement, release and discharge of the Allowed Class 4 Claims, the Class 4 Holders will collectively be issued (A) 5,975,090,848 Series A Preferred Units, at the Initial Liquidation Preference, (B) 861,252,261 Series B Preferred Units, at the Initial Liquidation Preference, and (C) 10,000 Series C Common Units; and

(c)          in connection with the satisfaction, settlement, release and discharge of the Allowed Class 5 Claims, the Class 5 Holders will collectively be issued (A) 700,000,000 Series A Preferred Units, at the Initial Liquidation Preference, and (B) 15,000 Series C Common Units.

The number and class of Units held by each Member immediately after the Reorganization is set forth opposite such Member’s name on Exhibit A.

Section 4.2           Subsequent Capital Contributions.

(a)          No Member will be required by this Agreement to make any additional Capital Contribution to the Company.

(b)          Subject to Section 4.2(g), if the Board reasonably determines that the Company is in need of additional Capital Contributions and should issue additional Units or any securities convertible into or exercisable for Units (“New Units”) in accordance with the terms of this Agreement in order to raise such capital, then each Record Holder of Series A Preferred Units as of a Record Date determined by the Board (each, an “Eligible Purchaser”) shall have a preemptive right, but not an obligation, to fund any such additional Capital Contributions pro rata in accordance with its proportionate ownership of all Series A Preferred Units outstanding at the time (such capital call, a “New Issuance”).

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(c)          For each New Issuance, the Board shall deliver written notice (a “New Issuance Notice”) to each Eligible Purchaser not less than 30 days prior to the funding date of such New Issuance, setting forth the amount of the requested Capital Contributions, the date on which the requested Capital Contributions are required to be made and the New Units to be issued in respect thereof;

(d)          Each Eligible Purchaser shall have the right to elect to purchase up to its pro rata share (based on its proportionate ownership of all Series A Preferred Units outstanding at the time) of such New Units (an Eligible Purchaser’s “Base Amount”) at the price per Unit and upon the terms and conditions set forth in the New Issuance Notice. Each Eligible Purchaser desiring to exercise its preemptive right in respect of a New Issuance shall deliver a written notice (an “Election Notice”) to the Company within 20 days from the receipt of a New Issuance Notice (the “Election Period”), which notice shall state (i) how many New Units such Eligible Purchaser commits to purchasing, up to its Base Amount, and (ii) whether such Eligible Purchaser would be willing to purchase additional New Units if other Eligible Purchasers do not commit to purchase such other Eligible Purchasers’ Base Amounts.

(e)          If an Eligible Purchaser (i) elects, in whole or in part, not to exercise its preemptive right in respect of a New Issuance, (ii) fails to deliver an Election Notice in respect of a New Issuance or (iii) fails to contribute all or a portion of the capital such Eligible Purchaser committed to fund, in each case within the applicable Election Period (a “Non-Participating Member”, and the Units which such Non-Participating Member did not purchase, the “Unsubscribed Units”), then each Eligible Purchaser who has timely funded its Base Amount and elected to purchase additional New Units (each, a “Participating Member”) may, but will not be obligated to, purchase Unsubscribed Units, pro rata based upon the relative portion of such Participating Member’s Base Amount in relation to the aggregate of the Base Amount of all Participating Members. If one or more Participating Member fails to purchase the entire amount of Unsubscribed Units which such Participating Member is eligible to purchase, the Board may offer any such Unsubscribed Units to the other Participating Members, pro rata.

(f)          If the Eligible Purchasers fail to fully fund all or a portion of any valid capital call approved by the Board, the Board may issue a capital call to the Common Members for any remaining Unsubscribed Units in accordance with the same principles set forth in this Section 4.2 for Eligible Purchasers. If the Common Members fail to fully fund such Unsubscribed Units, the Board may seek third-party sources of debt or equity financing sufficient to fund the remaining unfunded amount relating to such Unsubscribed Units.

(g)          The preemptive rights of each Member under this Section 4.2 shall not apply, and the Company shall not be required to offer or sell New Units to any Member, if (i) such offer or sale would cause the Company to be in violation of applicable federal securities Laws; (ii) such New Units are issued in consideration for the acquisition of another Person, a business or assets by the Company or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person, or otherwise; (iii) such New Units are issued to vendors, lenders or customers of and consultants to the Company or any of its Subsidiaries or in connection with a strategic partnership (excluding any issuance for purposes of financing such strategic partnership) approved by the Board; (iv) such New Units are issued by reason of a dividend, share split or other distribution on account of Units or other equity securities of the Company; (v) such New Units are issued to employees, independent managers or other service providers of the Company or any of its Subsidiaries pursuant to employee benefit plans, incentive equity plans or other arrangements approved by the Board; (vi) such New Units are issued to any wholly-owned Subsidiary of the Company; or (vii) such New Units are issued as an “equity-kicker” pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution.

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(h)          The preemptive rights of each Member under this Section 4.2 may be assigned by such Member to any Affiliate of such Member (including, for the avoidance of doubt, any Affiliate who is not a United States Person).

(i)           The Company shall not permit any of its direct or indirect Subsidiaries to issue any equity securities, or any securities convertible into or exchangeable for equity securities, other than (i) to the Company, (ii) to a wholly-owned Subsidiary of the Company, or (iii) in an offering to the Members of the Company that complies with this Section 4.2.

Section 4.3           Withdrawal of Capital. Except as otherwise provided herein, no Member shall be entitled to interest on its Capital Contributions to the Company or have the right to withdraw any capital from the Company; provided, however, that the Board may determine to distribute capital to the Members from time to time in accordance with the terms hereof.

Article V
Redemption; Distributions

Section 5.1           Redemption of Preferred Units.

(a)          From and after the date on which the Exit Term Loan B Facility is repaid, the Company may redeem, in whole or in part, the Series A Preferred Units on a pro rata basis, at such times as determined by the Board in its sole discretion. Not less than ten days prior to the effective date of any such redemption, the Company shall deliver to the Record Holders of Series A Preferred Units a written notice setting forth the aggregate number of Series A Preferred Units to be redeemed by the Company, the Record Date for such redemption, the aggregate Series A Redemption Price to be paid to the Record Holders thereof with respect thereto and the effective date on which such redemption shall occur. On the effective date of any such redemption, the Company shall pay to each Record Holder of Series A Preferred Units as of the applicable Record Date an amount equal to the product of (i) the Series A Redemption Price multiplied by (ii) the number of Series A Preferred Units held by such Record Holder which are being redeemed on such effective date. Upon the redemption of any Series A Preferred Units and the payment in full to the Record Holders thereof, such Series A Preferred Units will cease to be outstanding.

(b)          From and after the Series A Redemption Date, the Board may, by Board Consent, cause the Company to redeem, in whole or in part, the Series B Preferred Units on a pro rata basis, at such times as determined by the Board in its sole discretion. Not less than ten days prior to the effective date of any such redemption, the Company shall deliver to the Record Holders of Series B Preferred Units a written notice setting forth the aggregate number of Series B Preferred Units to be redeemed by the Company, the Record Date for such redemption, the aggregate Series B Redemption Price to be paid to the Record Holders thereof with respect thereto and the effective date on which such redemption shall occur. On the effective date of any such redemption, the Company shall pay to each Record Holder of Series B Preferred Units as of the applicable Record Date an amount equal to the product of (i) the Series B Redemption Price multiplied by (ii) the number of Series B Preferred Units held by such Record Holder which are being redeemed on such effective date. Upon the redemption of any Series B Preferred Units and the payment in full to the Record Holders thereof, such Series B Preferred Units will cease to be outstanding.

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Section 5.2           Distributions. From and after the Series B Redemption Date, the Board shall determine, in its sole and absolute discretion, the amount, if any, to be distributed to the Record Holders of outstanding Series C Common Units on a pro rata basis and shall authorize and distribute to the Record Holders, pro rata in proportion to the relative number of Series C Common Units then held by such Persons as of the Record Date selected by the Board, the determined amount when, as and if declared by the Board. All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act (any such distribution, a “Distribution”).

Section 5.3           Payments for Redemptions and Distributions. All Redemption Payments and Distributions shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of the applicable Units as of the Record Date set for the Redemption Payment or Distribution, as applicable. Such Redemption Payment or Distribution, as applicable, shall constitute full payment and satisfaction of the Company’s Liability in respect of such Redemption Payment or Distribution, regardless of any Claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 5.4           Liquidation. Notwithstanding Section 5.1, in the event of the dissolution and liquidation of the Company distributions shall be made pursuant to the terms and conditions of Section 11.4.

Section 5.5           UK Listing Rules. If any Member’s Units are redeemed or otherwise sold in a transaction and such Member did not have sole discretion as to whether to enter into and consummate such redemption or transaction, such Member may elect to be a “Listing Rules Member”. The maximum amount of consideration payable to any Listing Rules Member in respect of such transaction shall be either (a) the minimum amount that would result in such sale constituting a U.K. Class 2 Transaction minus one pound Sterling (£ 1.00) or (b) such other amount as determined by such Listing Rules Member and notified to the Company in writing from time to time; provided, that Barclays Bank PLC is hereby deemed to be a Listing Rules Member for purposes of this Section 5.5 and is not required to provide notification to the Company of its election as such. Any consideration which a Listing Rules Member elects to not receive pursuant to this Section 5.5 shall be distributed pro rata to the other Members of the same class or series for which such consideration was granted.

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Article VI
Management and Operation of Business

Section 6.1           Management.

(a)          Authority of Managers. The business and affairs of the Company shall be managed by or under the direction of the Board of Managers of the Company (the “Board”). The Board shall have five (5) Managers. Subject to the limitations set forth in this Agreement, the Board shall have full, exclusive and complete authority and discretion to manage and control the administration, affairs and operations of the Company, and unless explicitly provided otherwise in this Agreement the Board shall have the power, right and authority on behalf and in the name of the Company and its Subsidiaries to carry out any and all of the objects and purposes of the Company and its Subsidiaries and to perform all acts which the Board, in its sole discretion, may deem necessary or desirable. When acting collectively in accordance with this Agreement, the Board shall be the sole “manager” of the Company within the meaning of the Delaware Act. The Board may delegate such of its rights, powers and authority as it may determine in accordance with this Agreement to be necessary or appropriate to one or more committees of the Board, any Manager, any officer, any employee of the Company or any of its Subsidiaries, or any combination of any of the foregoing.

(b)          Appointment of Managers.

(i)          The Managers as of the Effective Date are set forth on Exhibit B (the “Initial Managers”). Until the Series A Redemption Date, the Initial Managers may not be removed by the Members except for Cause or a Series A Supermajority Consent. From the Effective Date until the Series A Redemption Date, if a vacancy is created on the Board by the death, disability, retirement, resignation or removal for Cause of any Manager, the remaining Initial Managers shall have shall have the sole and exclusive right, by majority consent, to designate a replacement thereof by written notice to the Members; provided, that if there are more than three vacancies on the Board prior to the Series A Redemption Date, each replacement Manager shall be appointed by Series A Consent.

(ii)         From and after the Series A Redemption Date, the Managers shall be nominated pursuant to Article XII and appointed by Member Consent, by a plurality of the votes cast, in person or by proxy, at a meeting of the Members pursuant to Article XII. Each Manager appointed by Member Consent (A) shall hold office for the term for which such Manager is elected and thereafter until such Manager’s successor shall have been duly elected and qualified, or until such Manager’s earlier death, resignation or removal, and (B) may be removed or replaced with or without Cause upon a vote of the majority of the Common Members.

(c)          Resignation. Any Manager may resign from the position of Manager at any time by giving written notice to the Board, and any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Manager’s resignation shall not be necessary to make such resignation effective.

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(d)          Quorum. The presence of a majority of the then-total Managers in office, present or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Board. If at any meeting of the Board less than a quorum is present, the meeting shall be adjourned until a quorum is present. The presence of the observer selected pursuant to Section 6.4(h) shall not affect whether or not a quorum is established.

(e)          Voting. All actions of the Company required to be approved by the Board shall require the presence of a quorum and the affirmative vote or consent of more than fifty percent of the Managers eligible to vote or consent on such matter (“Board Consent”).

(f)          Executive Chairman. The Executive Chairman of the Board, if any, shall be chosen from among the Managers by Board Consent. If present, the Executive Chairman shall preside at all meetings of the Board and the Members and shall perform such additional functions and duties as the Board may prescribe from time to time. The Board may also elect an Executive Vice Chairman of the Board to act in the place of the Executive Chairman of upon his or her absence or disability, or in the event that it is impractical for the Executive Chairman to act personally.

(g)          Other Activities. The Managers shall not be obligated or expected to devote all of their time or business efforts to the affairs of the Company in their capacity as Managers.

(h)          Board Observers. The majority of the members of the Steering Committee may designate one (1) non-voting representative to observe and/or to attend all meetings of the Board, including telephonic meetings and receive all written materials delivered to the Board reasonably prior to the meetings to which they apply. Notwithstanding the foregoing, the Board may exclude any non-voting observer from any meeting or portion thereof, if upon the advice of counsel, that attendance by such non-voting observer would compromise any privilege available to the Board or constitute a conflict of interest. The Steering Committee Representative shall be entitled to receive reasonable notice of each Board meeting and coordinate with the Steering Committee to select the observer. The observer may share information and Board materials with members of the Steering Committee. All information received by the observer and information shared with the members of the Steering Committee shall be subject to the confidentiality provisions set forth in Section 14.10.

(i)          Costs and Expenses. The majority of the members of the Steering Committee shall approve the initial compensation of the Managers as soon as practical after the Effective Date; provided that, subject to Section 6.4, the Board shall approve the compensation of the Managers from time to time thereafter, and a Manager may also be reimbursed for all reasonable out-of-pocket expenses incurred by such Manager in connection with his or her service as a Manager. Managers may be paid a fixed sum for attendance at each meeting of the Board or paid a stated salary or other compensation as determined by Board Consent. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may also be reimbursed for the reasonable out-of-pocket expenses of, and paid for, attending meetings of committees of the Board.

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Section 6.2           Meetings of the Board.

(a)          Place of Meetings; Order of Business. The Board may hold its meetings in such place or places, within or without the State of Delaware, as the Board may from time to time determine. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by the Board.

(b)          Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.

(c)          Special Meetings. A special meeting of the Board shall be held whenever called by any Manager, at such time and place as shall be specified in the notice or waiver thereof. Notice of each special meeting shall be given by the Manager calling the meeting to each other Manager personally or by emailing and telephoning the same not later than two Business Days prior to the meeting. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by the Delaware Act.

(d)          Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

(e)          Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Managers then in office.

(f)          Telephonic Conference Meeting. Subject to the requirement for notice of meetings, members of the Board may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(g)          Proxies. A Manager may vote at a meeting by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Any such proxy shall be filed in accordance with the procedure established for the meeting. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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(h)          Committees. From time to time, the Board may establish one or more committees with such composition, responsibilities and powers as the Board may determine. Committees shall meet at such times as they or the Board direct, and the decisions of any committee shall be subject to the ultimate approval of the Board.

Section 6.3           Actions Requiring Board Consent. Neither the Company nor any of the Company’s Subsidiaries may take any of the following actions without prior Board Consent:

(a)          approving, altering, supplementing, amending or otherwise modifying (i) any budget of the Company or (ii) any capital expenditures not provided for in a budget of the Company;

(b)          redeeming Preferred Units or making cash distributions in accordance with the provisions of Article V;

(c)          incurring, guaranteeing or assuming any indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of an aggregate of $1,000,000;

(d)          acquiring or disposing, in any one transaction or series of related transactions, of any assets for aggregate consideration in excess of $1,000,000;

(e)          electing to dissolve or cause the dissolution of the Company;

(f)          selling, exchanging or otherwise disposing of all or substantially all of the assets of the Company Group, taken as a whole, in a series of related transactions (other than a series of related transactions to a single purchaser or a group of Affiliated purchasers); provided, however, that this provision shall not preclude or limit the Board’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of any such encumbrance;

(g)          entering into any derivative transactions, including hedging, forward sales or similar contracts, in excess of an aggregate of $1,000,000;

(h)          initiating any litigation or other legal or administrative proceeding or entering into any settlement agreement with respect to any litigation or other legal or administrative proceeding, in excess of an aggregate of $1,000,000;

(i)          electing or removing any Officer pursuant to Section 6.5, and setting or modifying the compensation (including bonuses, if any) of such Officers;

(j)          entering into or terminating any agreement with a restructuring advisor, investment bank or other financial advisor:

(k)          purchasing, directly or indirectly, or otherwise acquiring Units; and

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(l)          entering into any agreement, contract or other instrument not otherwise referred to in this Section 6.3 to which the Company or any of its Subsidiaries will be a party or by which any of them or any of their respective assets would be bound and that would be reasonably expected to create liabilities or obligations of the Company in excess of $1,000,000 in any fiscal year or in excess of $5,000,000 during the term of such contract;

provided, however, that separate Board Consent shall not be required as to specific items that are enumerated in capital or operating budgets of the Company that have been previously approved by the Board, subject to Section 6.4, as applicable.

Section 6.4           Actions Requiring Member Consent. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company’s Subsidiaries may take any of the following actions without prior (x) Board Consent and (y) Member Consent; provided that the actions set forth under Section 6.4(k) and Section 6.4(l) shall require Series A Supermajority Consent prior to the Series A Redemption Date:

(a)          pursuant to Article XIII, entering into or approving a Merger Agreement (other than any such transaction that would not require approval of the acquiring company equityholders under the rules of the New York Stock Exchange if the Company were listed on the New York Stock Exchange, regardless of whether the Company is so listed) or Plan of Conversion;

(b)          selling, exchanging or otherwise disposing of all or substantially all of the assets of the Company Group, taken as a whole, in (i) a single transaction or (ii) a series of related transactions to a single purchaser or a group of Affiliated purchasers; provided, however, that in each case this provision shall not preclude or limit the Board’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of any such encumbrance;

(c)          making any election for the Company to be classified other than as an association treated as a corporation for U.S. federal income tax or applicable state or local tax purposes;

(d)          altering, supplementing, amending or otherwise modifying any term or provision of this Agreement (other than ministerial actions);

(e)          amending, modifying or waiving any provision of the Exit Term Loan B Facility or any agreement, instrument or other document entered into in connection with the Exit Term Loan B Facility;

(f)           making any Distributions to any Record Holder other than in cash;

(g)          except pursuant to Section 5.1, repurchasing any issued and outstanding Units;

(h)          issuing additional Units or other interests or options convertible into or exchangeable for Units, or any other equity interests in the Company;

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(i)           conducting any initial public offering of the equity securities of the Company;

(j)           entering into any agreement, contract or other instrument with any Manager, Member or Affiliate of such Persons, other than any transaction entered into in the ordinary course of business on an arm’s-length basis with consideration of no more than $5,000,000;

(k)          modifying the compensation (including bonuses, if any) of any Manager;

(l)           setting the compensation (including bonuses, if any) of any replacement Manager appointed to the Board pursuant to Section 6.1(b); provided, that if the compensation (including bonuses, if any) for such replacement Manager is substantially the same as the compensation (including bonuses, if any) of the Manager being replaced, then Member Consent shall not be required to fix such compensation; or

(m)         changing the Company’s independent public accountants or auditors.

Section 6.5           Officers. The Board may appoint such officers of the Company as the Board deems necessary or advisable to manage the day-to-day business affairs of the Company (collectively, the “Officers”). Officers may be given titles or may be designated as “authorized persons”. To the extent authorized by the Board, any Officer may act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company and its Subsidiaries. The Officers of the Company as of the Effective Date are set forth on Exhibit B. Except to the extent that the Board determines otherwise, each Officer will have the powers and duties normally associated with an officer having a similar title with a Delaware corporation; provided, however, that in no event shall an Officer have the power to take any action that requires Board Consent or Member Consent pursuant to Section 6.3 and Section 6.4. Officers are not “managers” as that term is used in the Delaware Act. The Board may, in its sole discretion, remove any Officer with or without cause at any time, subject to any applicable employment agreement.

Section 6.6           Member Approval; Grant of Authority.

(a)          Notwithstanding any other provision of this Agreement, the Delaware Act or any applicable Law, each Member and each Record Holder or other Person who acquires an interest in the Company’s Units, or is otherwise bound by this Agreement, hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the other Transaction Documents; (ii) agrees that the Board (on its own or through any Officer of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this Section 6.6(a) and the other Transaction Documents on behalf of the Company without any further act, approval or vote of the Members or the other Persons who acquires an interest in the Company’s Units or is otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the Company, any Group Member or any of their Affiliates of this Agreement or any other Transaction Document, shall not constitute a breach of any duty that the Board or any Officer may owe the Company or the Members or any other Persons under this Agreement (or any other agreements) or of any duty existing at Law, in equity or otherwise.

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(b)          Each Member hereby irrevocably constitutes and appoints each Manager with full power of substitution, each as its true and lawful attorney and agent, in its name, place and stead to make, execute, acknowledge and, if necessary, to file and record:

(i)          any certificates or other instruments or amendments thereof which the Company may be required to file under the Delaware Act or any other Laws of the State of Delaware or pursuant to the requirements of any governmental authority having jurisdiction over the Company or which the Board shall deem it advisable to file, including this Agreement, any amended Agreement or certificate of cancellation;

(ii)         any certificates or other instruments (including counterparts of this Agreement with such changes as may be required by the Laws of other jurisdictions) and all amendments thereto which the Board deems appropriate or necessary to qualify, or continue the qualification of, the Company as a limited liability company;

(iii)        any certificates or other instruments which may be required in order to effectuate the dissolution and termination of the Company pursuant to Article XI; and

(iv)        any amendment to any certificate or to this Agreement necessary to reflect any other changes made pursuant to the exercise of the powers of attorney contained in this Section 6.6(b) or pursuant to this Agreement.

Section 6.7           Standards of Conduct and Modification of Duties.

(a)          Whenever the Managers, any committee of the Board or any Officer makes a determination or takes or declines to take any other action, whether under this Agreement or any other Transaction Document, then, unless another express standard is provided for in this Agreement, the Managers, members of such committee of the Board or such Officer shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity (including fiduciary standards). A determination, other action or failure to act by the Board, any committee of the Board or any Officer, including in the context of a potential conflict of interest, will be deemed to be in good faith unless the applicable Person believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or Record Holder or other Person who acquires an interest in a Unit or is otherwise bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b)          The Members and each Record Holder or other Person who acquires an interest in a Unit or is otherwise bound by this Agreement hereby authorize the Board, on behalf of the Company as a partner or member of a Group Member, to take, or approve actions by the Board, general partner or managing member of such Group Member, similar to those actions permitted to be taken by the Board pursuant to this Section 6.7.

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(c)          Nothing in this Section 6.7 shall be deemed to expand any duties or liabilities of the Board, its Affiliates or any other Covered Persons to the Company, any Group Member, any Member or any Record Holder or other Person who acquires an interest in a Unit or otherwise is bound by this Agreement for breach of this Agreement, to the extent that such duties or liabilities have been limited pursuant to Section 3.1(b), this Section 6.7 or Section 7.2. Other than pursuant to Section 6.1(h) and Section 6.1(i), the members of the Steering Committee have no duties or obligations to the Company or the Members.

Section 6.8           Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board and any Officer authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board or any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. Each of the Members, each other Person who acquires an interest in a Unit and each other Person who is bound by this Agreement hereby waives, to the fullest extent permitted by Law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board or any such Officer in connection with any such dealing. In no event shall any Person dealing with the Board or any such Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board or any such Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 6.9           Compliance with Anti-Corruption Laws.

(a)          The Board will (i) cause the Company and each of its Subsidiaries to comply with all Anti-Corruption Laws applicable to the Company, its Subsidiaries or their assets, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (ii) maintain in effect and enforce policies and/or procedures designed to ensure compliance by the Company and its Subsidiaries, and each of their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws and applicable Sanctions.

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(b)          The Company will not request any loan, and the Company shall not use, and shall cause that its Subsidiaries and its or their respective directors, officers, employees and agents not to use, the proceeds of any loan, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(c)          Notwithstanding anything herein to the contrary, the Company shall not issue any letter of credit if the proceeds therefrom would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

Article VII
Limitations on Liability; Indemnification

Section 7.1           Limited Liability of Members. As provided in Section 18-303 of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Covered Person.

Section 7.2           Exculpation.

(a)          No Covered Person will be liable to the Company, any other Covered Person or any Record Holder or other Person who acquires an interest in a Unit or otherwise is bound by this Agreement for any Liability arising out of or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that a Covered Person shall be liable for any such Liability arising out of or related to such Covered Person’s gross negligence, fraud, willful misconduct or willful breach, in each case, as established by a non-appealable court order, judgment, decree or decision. The Board may exercise any of the powers granted to it by this Agreement and perform its duties either directly or through its agents and it shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

(b)          A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets of the Company from which Distributions might properly be paid.

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(c)          Except as expressly set forth in this Agreement, no Covered Person shall have any duties or liabilities to the Company, the other Covered Persons or any Record Holder or other Person who acquires an interest in a Unit or otherwise is bound by this Agreement, including fiduciary duties, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities of a Covered Person otherwise existing at Law or in equity, including fiduciary duties, are agreed by the parties to this Agreement to replace such other duties and liabilities of a Covered Person. The Members and Record Holders or other Persons who acquire an interest in a Unit or otherwise are bound by this Agreement shall be deemed to have expressly approved this Section 7.2.

Section 7.3           Indemnification. Subject to Section 7.7, the Company shall, to the fullest extent permitted by applicable Law, indemnify and hold harmless each Covered Person from and against any and all Liabilities arising out of or related to any act or omission performed or omitted by such Covered Person on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement. THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE OR OTHER FAULT OR RESPONSIBILITY OF ANY SUCH COVERED PERSON; PROVIDED, HOWEVER, that no Covered Person shall be entitled to be indemnified in respect of Liabilities incurred by such Covered Person by reason of such Covered Person’s gross negligence, fraud, willful misconduct or willful breach of this Agreement with respect to such acts or omissions, in each case, as established by a non-appealable court order, judgment, decree or decision.

Section 7.4           Expenses Payable in Advance. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending or investigating any Liability shall be paid by the Company in advance of the final disposition of such Liability upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification as authorized by this Article VII.

Section 7.5           Nonexclusivity. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which a Covered Person may be entitled under any agreement, contract, vote of Members or Board or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of this Article VII shall not be deemed to preclude the indemnification of any Person who is not specified in Article VII but whom the Company has the power or obligation to indemnify under the provisions of the Delaware Act or otherwise.

Section 7.6           Survival. The indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a Covered Person who has ceased to be a Member, Officer or Manager and shall inure to the benefit of the heirs, executors and administrators of such a Person; provided, that the provisions of this Article VII shall not be deemed to create any rights for the benefit of any other Persons other than the heirs, executors and administrators of a Covered Person.

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Section 7.7           Board Approval Required. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any Covered Person in connection with a proceeding (or part thereof) initiated by such Person on behalf of such Person unless such proceeding (or part thereof) was authorized or consented to by the Board.

Section 7.8           Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and the advancement of expenses to employees and agents of the Company similar to those conferred in this Article VII to Covered Persons.

Section 7.9           Severability. The provisions of this Article VII are intended to comply with the Delaware Act. To the extent that any provision of this Article VII authorizes or requires indemnification or the advancement of expenses contrary to the Delaware Act or the Certificate, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Delaware Act and the Certificate and any limitation required by the Delaware Act or the Certificate shall not affect the validity of any other provision of this Article VII.

Section 7.10         Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by a Member and certain of its Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees that it (a) is the indemnitor of first resort (i.e., its obligations to the Covered Persons under this Article VII are primary and any obligation of the Member Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Covered Persons are secondary); (b) shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Article VII (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Member Indemnitors; and (c)  irrevocably waives, relinquishes and releases the Member Indemnitors from any and all Liabilities against the Member Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of a Covered Person with respect to any Liability for which the Covered Person has sought indemnification from the Company pursuant to this Article VII shall affect the foregoing, and the Member Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The Company agrees that the Member Indemnitors who are not Members are express third party beneficiaries of the terms of this Section 7.10.

Section 7.11         D&O Insurance. The Company may purchase and maintain director and officer liability insurance on terms and in an amount approved by Board Consent, on behalf of any individual who is or was a Manager or Officer of the Company or any Subsidiary of the Company, against any Liability that may be asserted against or incurred by such individual and arising out of such individual’s status as a Covered Person, whether or not the Company would have the power to indemnify such individual against that Liability under this Article VII or otherwise.

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Section 7.12         Prospective Nature of Modifications. Any amendment, modification or repeal of this Article VII or any provision in this Article VII shall be prospective only and shall not in any way affect the rights of any Covered Person under this Article VII as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Liabilities relating to such matters may arise or be asserted.

Section 7.13         Liability of Indemnitees. Notwithstanding anything to the contrary set forth in this Agreement, a Covered Person shall be liable for monetary damages to the Company, and/or the Members, any other Persons who acquire an interest in a Unit or any other Person who is bound by this Agreement, in each case solely with respect to losses sustained or liabilities incurred as a result of any act or omission of such Covered Person for which there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such Covered Person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the applicable conduct was criminal. The Members and each Record Holder or other Person who acquires an interest in a Unit or otherwise is bound by this Agreement, on their own behalf and on behalf of the Company, each hereby waive any and all rights to claim punitive damages or damages based upon the Federal or State income taxes paid or payable by any such Member or other Person.

Section 7.14         Deemed Approval of Limited Liability. To the extent that any provision of this Agreement purports or is interpreted to (a) have the effect of restricting, modifying or eliminating any duty that might otherwise, as a result of the Law of the State of Delaware or any other applicable Law, be owed by the Board or any Manager to the Company, any Group Member, any Member or any Record Holder or other Person who acquires an interest in a Unit or otherwise is bound by this Agreement, or (b) constitute a waiver or consent by the Company, any Group Member, any Member or any Record Holder or other Person who acquires an interest in a Unit or otherwise is bound by this Agreement, then, in each case, such provisions shall be deemed to have been approved by such Persons.

Article VIII
Books, Records, Accounting and Reports

Section 8.1           Records and Accounting. The Board shall keep or cause to be kept at the principal office of the Company proper and complete books and records of accounts, taxes, financial information and all matters pertaining to the Company.

Section 8.2           Fiscal Year. The fiscal year of the Company shall be a calendar year ending December 31.

Section 8.3           Information Rights of Members.

(a)          In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Member shall have the right, for a purpose reasonably related, as determined by the Board, to such Member’s interest as a Member in the Company, upon reasonable written demand stating the purpose of such demand and at such Member’s own expense:

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(i)          to obtain true and complete information regarding the status of the business and financial condition of the Company; provided, however, that the requirements of this Section 8.3(a)(i) shall be satisfied by furnishing to a Member upon its demand pursuant to this Section 8.3(a)(i) either (A) the Company’s (or any predecessor thereof) most recent filings with the Commission on Form 10-K and any subsequent filings on Forms 10-Q and 8-K or (B) if the Company is not then subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act;

(ii)         to obtain a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed; and

(iii)        to obtain such other information regarding the affairs of the Company as is just and reasonable.

(b)          Notwithstanding any other provision of this Agreement, the Board may keep confidential from the Members, for such period of time as the Board determines, (i) any information that the Board reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board believes (A) is not in the best interests of the Company or the Company Group, (B) could damage the Company or the Company Group or their respective businesses or (C) that any Group Member is required by Law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 8.3).

(c)          Notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by Law, the Members, in their capacity as Members, shall have no duty or obligation in respect of any determination related to the voting or Transfer of Units by such Member, and each Member may act in its sole discretion, free of any duty or obligation whatsoever to the Company or any other Member. In so acting, to the fullest extent permitted by Law, any such Member shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity.

Section 8.4           Reports.

(a)          Subject to Section 8.3(b), the Company shall cause to be furnished or made available, by any reasonable means (including posting on or making accessible through the website of the Commission or OTC, as applicable), to each Member as of a Record Date selected by the Board, all annual financial information that would be required to be filed with the Commission in an Annual Report on Form 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the financial statements included thereon by the Company’s independent auditors selected by the Board, which financial information shall be furnished or made available within the time period for such reports specified in the Commission’s rules and regulations (or, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, within 15 days after a non-accelerated filer would be required to file, including any extension period under Rule 12b-25 under the Exchange Act).

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(b)          Subject to Section 8.3(b), the Board shall cause to be furnished or made available, by any reasonable means (including posting on or making accessible through the website of the Commission or OTC, as applicable), to each Member as of a date selected by the Board in its discretion, all quarterly financial information that would be required to be filed with the Commission in a Quarterly Report on Form 10-Q if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which financial information shall be furnished or made available within the time period for such reports specified in the Commission’s rules and regulations (or, if the Company is not subject to Section 13 or 15(d) of the Exchange Act, within 15 days after a non-accelerated filer would be required to file, including any extension period under Rule 12b-25 under the Exchange Act), or as the Board determines to be necessary or appropriate.

(c)          With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees, at all times after the date that the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act to:

(i)          make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (including any successor rule, “Rule 144”);

(ii)         file with the Commission, to the extent the Commission will accept such filings, in a timely manner all reports and other documents required of the Company under the Exchange Act at any time that it is subject to the reporting requirements under the Exchange Act;

(iii)        furnish to each Member, promptly upon request, a copy of the most recent annual or quarterly report of the Company, if any, and such other reports and documents so filed as such Member may reasonably request in availing itself of any rule or regulation of the Commission allowing such Member to sell any such securities without registration; provided that the Company need not furnish any report or documentation to the extent such report or documentation are available on the website of the Commission or OTC, as applicable; and

(iv)        take such further action as any holder of Series C Common Units may reasonably request, to the extent required from time to time to enable the holders of Series C Common Units to sell Series C Common Units without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Section 8.5           OTC Quotation. From and after the Effective Date, the Company will use commercially reasonable efforts to cause the Units to continue be quoted on either OTCQB or OTCQX as soon as practicable after the applicable listing standards are satisfied or have been waived.

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Article IX
Tax Matters

Section 9.1           Tax Returns and Information. The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31.

Section 9.2           Tax Elections. The Company made an election under Treasury Regulation Section 301.7701- 3(c) to be classified as an association treated as a corporation for U.S. federal income tax and applicable state and local tax purposes effective as of the same date the Company converted into a limited liability company.

Section 9.3           Withholding. Notwithstanding any other provision of this Agreement, the Board is authorized to take any action that it believes in good faith may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code, the Treasury Regulations or any other federal, state or local Law (including pursuant to Sections 1441, 1442, 1445, 1446 and Sections 1471-74 of the Code and the Treasury Regulations thereunder) or established under any foreign Law. Each Member agrees that if the information provided on any previously delivered IRS Form W-9 or IRS Form W-8 (or any required attachments) changes, or if a lapse in time or change in circumstances renders the information on any such form (or attachment) obsolete, expired or inaccurate in any material respect, the Member shall promptly inform the Company and deliver an updated IRS Form W-9 or IRS Form W-8 (together with any required attachments), as applicable. For the avoidance of doubt, the Company shall be permitted to withhold from any payment made to a Member any amounts that the Board believes in good faith were required to have been withheld, but were not withheld, from prior distributions or deemed distributions made to such Member. Amounts withheld by the Company pursuant to this Section 9.3 and paid over to the applicable governmental authority shall be treated as having been paid to the Person in respect of whom such withholding was made.

Article X
Record Holders; Transfer; Redemption

Section 10.1         Record Holders. Subject to Section 10.5, the Company shall be entitled to recognize a Record Holder of a Unit as the owner of such Unit and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Unit on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by Law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Units are listed or admitted for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Company on the one hand, and such other Persons on the other hand, such representative Person shall (a) be the Record Holder of such Units, (b) be bound by this Agreement and (c) have the rights and obligations of a Member hereunder as, and to the extent, provided herein.

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Section 10.2         Transfer Generally. Units shall be freely Transferable, subject to (a) the terms and conditions set forth in this Article X, (b) with respect to any class or series of Units, the provisions of any statement of designations or amendment to this Agreement establishing such class or series, (c) any contractual provisions binding on any Member and (d) applicable Law, including the Securities Act. Any Transfer or purported Transfer of a Unit not made in accordance with this Article X shall be null and void.

Section 10.3         Registration and Transfer of Units.

(a)          The Company shall keep, or cause the Transfer Agent or another Person to keep on behalf of the Company, a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.3(b), the Company will provide for the registration and Transfer of Units. The Company shall not recognize Transfers of Certificates evidencing Units unless such Transfers are effected in the manner described in this Section 10.3.

(b)          The Company shall not recognize any Transfer of Units evidenced by Certificates until the Certificates evidencing such Units are surrendered for registration of Transfer. No charge shall be imposed by the Company for such Transfer; provided, that, as a condition to the issuance of any new Certificate under this Section 10.3, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of Transfer of any Units evidenced by a Certificate, and subject to the provisions of this Section 10.3(b), the appropriate officers of the Company shall execute and deliver, and in the case of Certificates evidencing Units for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the Record Holder or the designated Transferee or Transferees, as required pursuant to the Record Holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Units as was evidenced by the Certificate so surrendered.

(c)          Upon the receipt of proper Transfer instructions from a Record Holder of uncertificated Units, such uncertificated Units shall be cancelled, issuance of new equivalent uncertificated Units or Certificates shall be made to the Transferee of such Units and the transaction shall be recorded upon the Company’s register.

(d)          A Person may not become a Member until such Person is reflected in the books and records of the Company as the Record Holder of a Unit, but any such Person may become a Member or a Record Holder of a Unit without the consent or approval of any of the Members. By acceptance of the Transfer of any Units in accordance with Article X, or accepting any Units issued pursuant to Article IV or pursuant to a merger, consolidation or conversion pursuant to Article XIII, and except as provided in Section 10.5, each Transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Units so Transferred to such Transferee when any such Transfer or admission is reflected in the books and records of the Company and such Transferee becomes the Record Holder of the Units so Transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that such Transferee has the capacity, power and authority to enter into this Agreement, (iv) grants powers of attorney to the Officers of the Company and any Liquidator of the Company to effect the provisions of this Article X, and (v) makes the representations, consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The Transfer of any Units and the admission of any new Member shall not constitute an amendment to this Agreement.

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(e)          Any Transfer of a Unit shall not entitle the Transferee to receive distributions or to any other rights to which the Transferor was entitled until the Transferee becomes a Member pursuant to Section 10.3(d).

Section 10.4         Restrictions on Transfers.

(a)          Except as provided in Section 10.4(b), notwithstanding the other provisions of this Article X, no Transfer of any Units shall be made if such Transfer would (i) violate the then-applicable federal or state securities Laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such Transfer; (ii) terminate the existence or qualification of the Company under the Laws of the jurisdiction of its formation or qualification, as applicable; or (iii) be inconsistent with the restrictions on Transfers to Foreign Persons set forth in Section 10.5.

(b)          Except as set forth in Section 10.5, nothing contained in this Article X or elsewhere in this Agreement shall preclude the settlement of any transactions involving Units entered into through the facilities of any National Securities Exchange on which such Units are listed or admitted for trading.

(c)          Notwithstanding anything herein to the contrary, Units shall not bear a restrictive legend unless the Board is advised otherwise by counsel to the Company with respect to Units issued to an Affiliate of the Company, another control person within the meaning of the Securities Act or a person that is an “underwriter” with respect to such Units, as such term is defined in Section 1145 of chapter 11 of the Bankruptcy Code. In the event that any Unit is evidenced in certificated form and based on advice of counsel to the Company is required to bear a legend, each such certificate shall bear a conspicuous legend in substantially the form as such counsel advises is appropriate.

Section 10.5         Eligibility; Ineligible Holders.

(a)          The Company shall not recognize any Transfer of (i) Preferred Units to a Person who is not a United States Person (a “Foreign Person”) or (ii) Series C Common Units to a Foreign Person who would thereby own (directly, indirectly or constructively) more than five percent of the outstanding Series C Common Units, and any such attempted Transfer shall be void ab initio. Any holder of Units who attempts to Transfer Units to a Foreign Person inconsistent with this Section 10.5 shall, to the fullest extent permitted by applicable Law, and hereby does, indemnify and hold harmless the Company and all other Covered Persons from and against any and all Liabilities arising out of or related to such attempted Transfer, including any withholding taxes payable in connection with any distribution, deemed distribution or other payment made to such Foreign Person.

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(b)          Each intended Transferee shall, prior to becoming a Record Holder, provide to the Company (or to the Transfer Agent, as applicable, in which case the Transfer Agent shall provide a copy of such form to the Company) (i) in the case of a Transfer of Units to a United States Person (A) a properly executed IRS Form W-9 evidencing its status as a United States Person and (B) any other information and proof of the status of such intended Transferee as a United States Person as reasonably requested by the Board and (ii) in the case of a Transfer of Series C Common Units to a Foreign Person, (A) a properly executed IRS Form W-8 and (B) any other information regarding its holdings of Series C Common Units as the Board may reasonably require in order to confirm compliance with this Section 10.5.

(c)          If the Board determines that an intended Transfer is inconsistent with this Section 10.5, then such Transfer shall be void ab initio.

(d)          If upon receipt of the information set forth in Section 10.5(b) the Company determines that an intended Transfer is consistent with this Section 10.5, the Company shall be entitled to recognize such Transfer and such Transferee as a Record Holder, subject to the provisions of Section 10.1.

(e)          This Section 10.5 shall not apply to Permitted Affiliate Transfers.

Article XI
Dissolution and Liquidation

Section 11.1         Dissolution. The Company shall be dissolved and its affairs shall be wound up in the manner hereinafter provided upon the occurrence of any of the following events:

(a)          an election to dissolve the Company is approved by Board Consent; or

(b)          the sale, transfer or other final disposition by the Company of all or substantially all of the assets of the Company and the collection of all amounts derived from such sale, transfer or disposition (including all amounts payable to the Company under any promissory notes or other evidences of indebtedness);

(c)          the occurrence of an event described in Section 18-801(3) or Section 18-804(4) of the Delaware Act; or

(d)          the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act.

Upon the occurrence of an event described in Section 11.1(c), the Company will not be dissolved and the business of the Company will be continued if the remaining Members so elect in the manner provided in Section 18-801(3) or Section 18-804(4) of the Delaware Act, as applicable.

Section 11.2         Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its business but shall not terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a certificate of cancellation of the Company under the Delaware Act has been filed with the Secretary of State of the State of Delaware.

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Section 11.3         Liquidator. Upon dissolution of the Company, the Board shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Board) shall be entitled to receive such compensation for its services as may be approved by Member Consent. The Liquidator (if other than the Board) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by Member Consent. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by Member Consent. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XI, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 11.4         Liquidation. The Liquidator shall dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in an orderly and business-like manner, subject to Section 18-804 of the Delaware Act. Subject to Section 5.5, the proceeds of liquidation of the assets of the Company distributable upon a dissolution and winding up of the Company shall be applied in the following order of priority:

(a)          first, to the creditors of the Company, including creditors who are Members and/or Record Holders, in the order of priority provided by Law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof;

(b)          second, to the Record Holders of Series A Preferred Units, pro rata in proportion to the relative number of Series A Preferred Units then held by such Record Holders, up to an aggregate amount equal to the Series A Redemption Price;

(c)          third, to the Record Holders of Series B Preferred Units, pro rata in proportion to the relative number of Series B Preferred Units then held by such Record Holders, up to an aggregate amount equal to the Series B Redemption Price; and

(d)          thereafter, to the Record Holders of outstanding Series C Common Units, pro rata in proportion to the relative number of Series C Common Units then held by such Record Holders.

Section 11.5         Cancellation of Certificate of Formation. Upon the completion of the distribution of Company cash and property as provided in Section 11.4 in connection with the liquidation of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

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Section 11.6         Waiver of Partition. To the maximum extent permitted by Law, each Member hereby waives any right to partition of the property of the Company.

Article XII
Amendment of Company Agreement; Meetings; Record Date

Section 12.1         Amendment Procedures.

(a)          Amendments to this Agreement may be proposed only by the Board. To the fullest extent permitted by Law, the Board (including any committee of the Board, as applicable) shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion, free of any duty or obligation whatsoever to the Company or any Member, and, in declining to propose or approve an amendment, to the fullest extent permitted by Law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law or at equity. A proposed amendment (whether by merger, consolidation or otherwise) shall be effective upon its approval by Board Consent and any required consent of the Members. The Board shall notify all Record Holders upon final adoption of any such proposed amendments, and the Board shall be deemed to have notified all Record Holders as required by this Section 12.1 if it has either (i) filed such amendment on the website of the Commission or OTC, as applicable, and such amendment is publicly available on such website or (ii) made such amendment available on any publicly available website maintained by or on behalf of the Company. Each holder of Units agrees that, notwithstanding anything in this Agreement to the contrary other than Section 12.1(b) and Section 12.1(d), the Board, without the approval of any holder of Units, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that the Board determines does not adversely affect the holders of Units considered as a whole or any particular class of Units as compared to other classes of Units in any material respect.

(b)          Notwithstanding the provisions of Section 12.1(a), no (i) amendment to this Agreement or (ii) merger, consolidation or conversion pursuant to Article XIII may (x) increase the obligations of any Member without such Member’s consent or (y) disproportionately and adversely affect the rights of any Member in relation to other Members of the same series or class of Units, in each case unless such amendment shall be deemed to have occurred as a result of an amendment approved pursuant to Section 12.1(c).

(c)          Any (i) amendment to this Agreement or (ii) merger, consolidation or conversion pursuant to Article XIII that would have a material adverse effect on the rights or preferences of any series or class of Units in relation to other series or classes of Units as set forth in this Agreement must be approved by Members who are Record Holders of not less than a majority of the then-outstanding Units of the series or class affected.

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(d)          Notwithstanding any other provision of this Agreement, if the Board determines that any amendment will affect the limited liability of any Member under applicable Law of the state under whose Laws the Company is organized (it being understood that the Board may rely on any Opinion of Counsel in making such determination, but no such Opinion of Counsel shall be required), no such amendment shall become effective without the approval of Members who are Record Holders of at least 90% of the then-outstanding Units of the series or class affected.

(e)          This Section 12.1 shall be amended solely by the approval of Members who are Record Holders of at least 90% of (i) prior to the Series A Redemption Date, the Series A Preferred Units; (ii) from the Series A Redemption Date until the Series B Redemption Date, the Series B Preferred Units and Series C Common Units, voting together as if a single class; and (iii) from and after the Series B Redemption Date, the Series C Common Units.

Section 12.2         Member Meetings.

(a)          Actions by Members. All acts of Members to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XII.

(b)          Annual Meetings.

(i)          Until the Series A Redemption Date, annual meetings of Members may, but need not be held. From and after the Series A Redemption Date, an annual meeting of the Members for the election of Managers to the Board and such other matters as the Board shall submit to a vote of the Members, shall be held at such date, time and place within or outside the State of Delaware as may be fixed from time to time by the Board and all as stated in the notice of the meeting. Notice of the annual meeting of Members shall be given in accordance with Section 12.2(d) not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii)         At any annual meeting of the Members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (A) specified in the notice of meeting, (B) otherwise properly made at the annual meeting or by or at the direction of the Board or (C) otherwise properly requested to be brought before the annual meeting by a Member in accordance with this Section 12.2.

(iii)        For nominations of persons for election to the Board or proposals of other business to be properly requested by a Member to be made at an annual meeting, a Member must (A) be a Member at the time of giving of notice of such annual meeting and at the time of the annual meeting, (B) be entitled to vote at such annual meeting and (C) comply with the procedures set forth in this Section 12.2 as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a Member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the notice of meeting) before an annual meeting.

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(iv)        Without qualification or limitation, subject to any rights of the Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to this Section 12.2, for any nominations or any other business to be properly requested to be brought before an annual meeting by a Member, the Member must have given timely notice thereof (including, in the case of nominations), the completed and signed questionnaire, representation and agreement required by Section 12.11) in a proper form and timely updates and supplements thereof in writing to the Board and such business must otherwise be a proper matter for Member action. To be timely, a Member’s notice must:

(A)         be delivered to the Board pursuant to Section 14.1 not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, a Member’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a Member’s notice as described above; and

(B)         further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements shall be delivered to the Board pursuant to Section 14.1 not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment or postponement thereof. The obligation to update and supplement set forth in this paragraph or any other provision of this Section 12.2 shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Member, extend any applicable deadlines hereunder or enable or be deemed to permit a Member who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before an annual meeting.

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(v)         This Article XII shall be amended solely by the approval of Members who are Record Holders of at least 66.67% of (i) prior to the Series A Redemption Date, the Series A Preferred Units; (ii) from the Series A Redemption Date until the Series B Redemption Date, the Series B Preferred Units and Series C Common Units, voting together as if a single class; and (iii) from and after the Series B Redemption Date, the Series C Common Units.

(c)          Special Meetings.

(i)          Special meetings of the Members (or any series or class of Members) may be called (A) by at least two Managers or, (B) from and after the Series A Redemption Date, by one or more Common Members who are Record Holders of 35% or more of the Series C Common Units. Each special meeting shall be held at a time and place determined by the Board on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. To call a special meeting, Common Members shall deliver to the Company one or more requests in writing stating that the signing Common Members wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called.

(ii)         At any special meeting of the Members (or any class or series of Members), only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the notice of meeting. To be properly brought before a special meeting, proposals of business must be (A) specified in the Company’s notice of meeting (or any supplement thereto) or (B) otherwise properly brought before the special meeting by or at the direction of the Board.

(iii)        Without qualification or limitation, subject to any rights of the Members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and to this Section 12.2, in the event that, from and after the Series A Redemption Date the Board calls a special meeting for the purpose of electing one or more Managers to the Board, any Common Member may nominate an individual or individuals (as the case may be) for election to such position(s) as specified in the notice of meeting, provided that such Common Member (x) is a Common Member at the time of giving of such notice of such special meeting and at the time of the special meeting, (y) is entitled to vote at such special meeting and (x) gives timely notice of such nomination (including the completed and signed questionnaire, representation and agreement required by Section 12.11), and timely updates and supplements thereof, in each case in proper form, in writing, to the Board. To be timely, a Common Member’s notice must:

(A)         be delivered to the Board pursuant to Section 14.1 not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of the special meeting is first made; provided, that in no event shall an adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period for the giving of a Common Member’s notice as described above; and

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(B)         further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 10 Business Days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements shall be delivered to the Board pursuant to Section 14.1 not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of 10 Business Days prior to the meeting or any adjournment or postponement thereof.

(d)          Notice Requirements.

(i)          To be effective, any notice given by a Member to the Board pursuant to this Section 12.2 must include the following information regarding such Member, the beneficial owners of the Units held by such Member, if any, and their respective Affiliates or others acting in concert therewith, as applicable:

(A)         each such Person’s name and address;

(B)         the class or series and number of Units that are, directly or indirectly, owned beneficially and of record by each such Person;

(C)         any agreement, arrangement, understanding or relationship entered into by any such Person which relates to or arises out of Units of the Company, whether such Units are owned by such Persons or by third parties;

(D)         any proportionate interest in any Unit held, directly or indirectly, by a general or limited partnership in which any such Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(E)         any significant interests in any principal competitor of the Company held by any such Person;

(F)         any direct or indirect interest of any such Person in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(G)         all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by any such Person; and

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(H)         any other information relating to any such Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Managers in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(ii)         If a Member proposes to nominate any individual for election or reelection to the Board, such Member’s notice to the Board pursuant to this Section 12.2 must include:

(A)         all information relating to such nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Manager if elected);

(B)         a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Member and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(C)         a completed and signed questionnaire, representation and agreement required by Section 12.11;

provided, that the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Manager or that could be material to a reasonable Member’s understanding of the independence, or lack thereof, of such nominee.

(iii)        If notice given by a Member to the Board pursuant to this Section 12.2 relates to any business to be brought before a meeting of the members other than a nomination of a Manager or Managers, such notice must also include:

(A)         a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Member, the beneficial owners of the Units held by such Member, if any, and their respective Affiliates or others acting in concert therewith if any, in such business;

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(B)         the text of the proposal or business (including the text of any resolutions proposed for consideration); and

(C)         a description of all agreements, arrangements and understandings between such Member, beneficial owner and their respective Affiliates acting in concert therewith, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Member.

Section 12.3         Notice of a Meeting. Notice of a meeting called pursuant to Section 12.2 shall be given to the Record Holders of the classes or series of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 14.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 12.4         Record Date. For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members (or any class or series of Members) or to give approvals without a meeting as provided in Section 12.9 the Board may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any U.S. federal securities Laws or any National Securities Exchange on which the Units are listed or admitted for trading, in which case such U.S. federal securities Laws or the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Members are requested in writing by the Board to give such approvals. If the Board does not set a Record Date, then (x) the Record Date for determining the Members entitled to notice of or to vote at a meeting of the Members (or any class or series of Members) shall be the close of business on the day immediately preceding the day on which notice is given, and (y) the Record Date for determining the Members entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Company in care of the Board in accordance with Section 12.9.

Section 12.5         Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XII.

Section 12.6         Waiver of Notice; Approval of Meeting. The transactions of any meeting of Members (or any class or series of Members), however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present, either in person or by proxy. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when the Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

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Section 12.7         Quorum and Voting. Members who are Record Holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Members of such class or series unless any such action by the Members requires approval by Members who are Record Holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present, the act of the Members who are Record Holders of the outstanding Units of the classes or series for which such meeting has been called who, in the aggregate, represent a majority of the outstanding Units of the classes or series for which such meeting has been called which were cast, in person or by proxy, at such meeting shall be deemed to constitute the act of all Members, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Members who are Record Holders of the outstanding Units of the classes or series for which such meeting has been called who, in the aggregate, represent at least such greater or different percentage shall be required. The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by the affirmative vote of the Members who are Record Holders of at least a majority of the outstanding Units of the classes or series for which such meeting has been called which were cast at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 12.5. With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation and as though the Members were stockholders of a Delaware corporation, and any such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Any such proxy shall be filed in accordance with the procedure established for the meeting. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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Section 12.8         Conduct of a Meeting; Member Lists.

(a)          The Board shall have full power and authority concerning the manner of conducting any meeting of the Members or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article XII, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board shall designate a Person to serve as chairperson of any meeting and shall further designate a Person to take the minutes of any meeting, and all minutes shall be kept with the records of the Company maintained by the Board. The Board may make such other regulations consistent with applicable Law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

(b)          A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order for each class or series of Units and showing the address of each such Member and the number of Units registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

Section 12.9         Action Without a Meeting. If authorized by the Board, any action that may be taken at a meeting of the Members (or any class or series of Members) may be taken without a meeting, without prior notice and without a vote, if an approval in writing setting forth the action so taken is signed by Members owning not less than the minimum percentage of the outstanding Units of the applicable class or series that would be necessary to authorize or take such action at a meeting at which all the Members were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted for trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Members of the applicable class or series who have not approved in writing. The Board may specify that any written ballot submitted to Members for the purpose of taking any action without a meeting shall be returned to the Company within the time period, which shall be not less than 20 days, specified by the Board. If a ballot returned to the Company does not vote all of the Units held by the Members, the Company shall be deemed to have failed to receive a ballot for the Units that were not voted. If action by written consent is not specifically authorized by the Board, any action required or permitted to be taken by the Members must be effected at an annual or special meeting of Members and may not be effected by any consent in writing by such Members.

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Section 12.10       Voting and Other Rights.

(a)          Only those Members who are Record Holders of the outstanding Units on the Record Date set pursuant to Section 12.4 shall be entitled to notice of, and to vote at (in person or by proxy), a meeting of Members or to act with respect to matters as to which the holders of the outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such outstanding Units who are Members.

(b)          With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 12.10(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.1.

(c)          Each Member who is a Record Holder of Units of the class or Units entitled to vote at a meeting of Members shall be entitled to one vote for each outstanding Unit that is registered in the name of such Member on the Record Date for such meeting.

Section 12.11       Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a Manager, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 12.4) to the Board, pursuant to Section 14.1, (a) a written questionnaire with respect to the background and qualification of such nominated person (which questionnaire shall be provided by the Company upon written request), and (b) a written representation and agreement (in the form provided by the Company upon written request) that such person (i) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Manager, will act or vote on any issue or question that could limit or interfere with such person’s ability to comply, if elected as a Manager, with such person’s duties under applicable Law, and (ii) would be in compliance, if elected as a Manager, and will comply, with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Section 12.12       Consent of Members. Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Article XIII
Merger, Consolidation or Conversion

Section 13.1         Authority. The Company may merge or consolidate with or into one or more corporations, limited liability companies, partnerships or similar entities, pursuant to a written agreement or plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIII. It is expressly agreed that any merger or consolidation of any member of the Company Group (other than the Company) shall not be subject to the requirements of this Article XIII.

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Section 13.2         Procedure for Merger, Consolidation or Conversion.

(a)          Merger, consolidation or conversion of the Company pursuant to this Article XIII requires the prior approval of the Board; provided, that, to the maximum extent permitted by Law, the Board shall have no duty or obligation to approve any merger, consolidation or conversion of the Company and may decline to do so free of any duty or obligation whatsoever to the Company or any Member and, in declining to approve a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other Law, rule or regulation or at equity.

(b)          If the Board determines to approve the merger or consolidation, the Board shall approve the Merger Agreement, which shall set forth:

(i)          the names and jurisdictions of formation or organization of each of the entities proposing to merge or consolidate;

(ii)         the name and jurisdiction of formation or organization of the entity that is to survive the proposed merger or consolidation (the “Surviving Entity”);

(iii)        the terms and conditions of the proposed merger or consolidation;

(iv)        the manner and basis of exchanging or converting the equity securities of each constituent entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Entity; and (A) if any interests, securities or rights of any constituent entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Entity, the cash, property or interests, rights, securities or obligations of any entity (other than the Surviving Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Entity or any other entity (other than the Surviving Entity), or evidences thereof, are to be delivered;

(v)         a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Entity to be effected by such merger or consolidation;

(vi)        the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 13.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

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(vii)       such other provisions with respect to the proposed merger or consolidation that the Board determines to be necessary or appropriate.

(c)          If the Board determines to approve the conversion, the Board may approve and adopt a Plan of Conversion containing such terms and conditions that the Board determines to be necessary or appropriate.

Section 13.3         Approval by Members.

(a)          Except as provided in Section 13.3(d), the Board, upon its approval of the Merger Agreement or the Board, upon its approval of the Plan of Conversion, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted for Member Consent to a vote of the applicable series or class of Members in accordance with the requirements of Article XII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as applicable, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b)          Except as provided in Section 13.3(d), the Merger Agreement or the Plan of Conversion, as applicable, shall be approved upon receiving Member Consent.

(c)          Except as provided in Section 13.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger or the certificate of conversion pursuant to Section 13.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or the Plan of Conversion, as the case may be.

(d)          Notwithstanding anything else contained in this Article XIII, the Board is permitted without Member Consent, to:

(i)          convert the Company into a new limited liability entity, to merge the Company into, or convey all of the Company’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company if (A) the Board has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member, (B) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity that is taxed as a corporation for U.S. federal income tax purposes and (C) the governing instruments of the new entity provide the Members and the Board with the same rights and obligations as are herein contained; or

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(ii)         merge or consolidate the Company with or into another entity if (A) the Board has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Member as compared to its limited liability under the Delaware Act, (B) the merger or consolidation would not result in an amendment to this Agreement, (C) the Company is the Surviving Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Company after the effective date of the merger or consolidation and (E) the number of Units to be issued by the Company in such merger or consolidation does not exceed 20% of the Units outstanding immediately prior to the effective date of such merger or consolidation.

(e)          Members are not entitled to dissenters’ rights of appraisal in the event of a merger or consolidation pursuant to Section 13.1, a sale of all or substantially all of the assets of the Company, or any other similar transaction or event.

Section 13.4         Certificate and Effect of Merger or Conversion.

(a)          Upon the required approval, if any, by the Board and Member Consent of a Merger Agreement or a Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

(b)          At the effective time of the merger:

(i)          all of the rights, privileges and powers of each of the entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those entities and all other things and causes of action belonging to each of those entities, shall be vested in the Surviving Entity and after the merger or consolidation shall be the property of the Surviving Entity to the extent they were of each constituent entity;

(ii)         the title to any real property vested by deed or otherwise in any of those constituent entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii)        all rights of creditors and all liens on or security interests in property of any of those constituent entities shall be preserved unimpaired; and

(iv)        all debts, liabilities and duties of those constituent entities shall attach to the Surviving Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(c)          At the effective time of the conversion:

(i)          the Company shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii)         all rights, title, and interests to all real estate and other property owned by the Company shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any Transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

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(iii)        all liabilities and obligations of the Company shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv)        all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Company in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v)         a proceeding pending by or against the Company or by or against any of the Members in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi)        the Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion or certificate of conversion shall be so converted, and Members shall be entitled only to the rights provided in the Plan of Conversion or certificate of conversion.

(d)          A merger, consolidation or conversion effected pursuant to this Article XIII shall not be deemed to result in a Transfer or assignment of assets or liabilities from one entity to another.

Section 13.5         Amendment of Company Agreement. Pursuant to Section 18-209(f) of the Delaware Act, an agreement or plan of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, after approval (by vote or written consent) of such agreement or plan of merger or consolidation by Member Consent (whether or not such vote or consent is otherwise required by this Agreement) and subject to compliance with Section 7.12 and Section 12.2, (a) effect any amendment to this Agreement or (b) effect the adoption of a new limited liability company agreement for a limited liability company if it is the Surviving Entity, which shall be deemed an amendment to this Agreement for purposes of this Agreement. Any such amendment or adoption made pursuant to this Article XIII shall be effective at the effective time or date of the merger or consolidation.

Article XIV
General Provisions

Section 14.1         Addresses and Notices; Written Communications.

(a)          Any notice, demand, request, report or proxy materials required or permitted to be given or made pursuant to this Agreement (each, a “Notice”) shall be in writing and shall be given or served to the party to be notified by (i) depositing such Notice in the United States mail addressed to such party, postpaid and certified with return receipt requested, (ii) depositing such Notice with a national overnight delivery service company which tracks deliveries, addressed to such party, with all charges paid and proof of receipt requested, (iii) delivering such Notice in person to such party, or (iv) delivering such Notice via electronic mail to such party. All such Notices shall be effective upon delivery.

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(b)          Notices shall be delivered as follows: (i) if to a Record Holder, to the address for such Record Holder set forth on the records of the Transfer Agent or as otherwise shown on the records of the Company; (ii) if to the Steering Committee Representative at the contact information set forth on Exhibit C, which may be updated or changed from time to time upon written notice from a majority of the members of the Steering Committee; and (iii) if to the Company, to the principal office of the Company set forth in Section 2.3; in each case regardless of any claim of any Person who may have an interest in the applicable Units to which such Notice applies, by reason of assignment or otherwise.

(c)          Notwithstanding Section 14.1(b), if (i) a Member shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 14.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or its agent or representative notifies the Transfer Agent or the Company of a change in such Record Holder’s address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. The Board and the Officers may rely on and shall be protected in relying on any notice or other document from a Member or other Person if reasonably believed by it to be genuine. The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 14.2         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.3         Entire Agreement. This Agreement and its exhibits constitute the entire agreement among the Members pertaining to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written. There are no warranties, representations or other agreements among the Members relating to the subject matter hereof except as specifically set forth in this Agreement, the other Transaction Documents and the exhibits and appendices hereto.

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Section 14.4         Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company (other than a Record Holder or Member in its capacity as a Record Holder or Member, as applicable).

Section 14.5         Waiver. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of any party hereto, or its respective officers, employees, agents, accountants, attorneys, investment bankers, consultants or other authorized representatives, nor any failure by a party hereto to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such party at a later time to enforce the performance of such provision. No waiver by any party hereto of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the parties hereto under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.6         Third-Party Beneficiaries. Nothing in this Agreement (express or implied) is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that any Covered Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Covered Person.

Section 14.7         Applicable Law; Forum; Venue and Jurisdiction.

(a)          This Agreement and the obligations of the parties hereunder shall be construed and enforced in accordance with the Laws of the State of Delaware, excluding any conflicts of Law rule or principle which might refer such construction to the Laws of another state or country.

(b)          Each of the Members and Record Holders and each Person holding any beneficial interest in the Company (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i)          irrevocably agrees that, unless the Company (through the approval of the Board) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any Claims (A) arising out of or relating in any way to this Agreement (including any Claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Members or of Members to the Company, or the rights or powers of, or restrictions on, the Members or the Company), (B) brought in a derivative manner on behalf of the Company, (C) asserting a Claim of breach of a duty owed by any director, officer or other employee of the Company or any Covered Person, (D) asserting a Claim arising pursuant to any provision of the Delaware Act or (E) asserting a Claim governed by the internal affairs doctrine, in each case regardless of whether such Claims are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct Claims; provided, that if and only if the Court of Chancery of the State of Delaware dismisses any such Claims for lack of subject matter jurisdiction, such Claims may be brought in another state or federal court sitting in the State of Delaware;

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(ii)         irrevocably submits, unless the Company (through the approval of the Board) consents in writing to the selection of an alternative forum, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such Claim; provided, that if and only if the Court of Chancery of the State of Delaware dismisses any such Claims for lack of subject matter jurisdiction, it irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware;

(iii)        irrevocably agrees not to, and irrevocably waives any right to, assert in any such Claim that it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware (unless the Company (through the approval of the Board) consents in writing to the selection of an alternative forum) or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed (unless the Company (through the approval of the Board) consents in writing to the selection of an alternative forum); provided that if and only if the Court of Chancery of the State of Delaware dismisses any such Claims for lack of subject matter jurisdiction, then it irrevocably agrees not to, and irrevocably waives any right to, assert in any such Claim that (A) it is not personally subject to the jurisdiction of any state or federal court sitting in the State of Delaware, (B) such Claim is brought in an inconvenient forum, or (C) the venue of such Claim is improper; and

(iv)        consents to process being served in any such Claim by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by Law.

Section 14.8         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be reformed, construed and enforced so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.9        Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile or other electronic transmission shall be deemed an original signature hereto. Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, (a) each Person receiving Units pursuant to the Plan shall be deemed bound by this Agreement as a Member as of the Effective Date pursuant to paragraphs 101 and 104 of the Confirmation Order, whether or not such Person affixes its signature hereto or (b) in the case of a Person acquiring a Member’s interest pursuant to Article X, without execution hereof.

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Section 14.10        Confidentiality. Each Member agrees that (a) all non-public information received from or otherwise relating to the Company, the Members, or any third party who has entrusted the Company with confidential information with the expectation that such information will be kept confidential, and (b) the ownership interest and identity of the Members and their Affiliates, and the fact that any Member is a Member of and affiliated with the Company, is confidential. Each Member agrees that such information will not be (i) disclosed or otherwise released to any other Person (other than another party hereto for a valid business purpose) or (ii) used for anything other than as necessary and appropriate in carrying out the business of the Company. The obligations of the parties hereunder do not preclude the Members from disclosing information to its beneficial owners or representatives or as it may reasonably deem to be appropriate in connection with fundraising efforts. The restrictions set forth herein do not apply to any disclosures required by applicable Law or a governmental or regulatory authority so long as (x) the Person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Company and any affected Person stating the basis upon which the disclosure is asserted to be required, and (y) the Person subject to such disclosure obligations takes, at the Company’s request and expense, all reasonable steps to oppose or mitigate any such disclosure; provided, that notwithstanding anything herein to the contrary, a Member may disclose confidential information without notice to the Company and any affected Person if (A) such confidential information is requested or required by a governmental agency or self-regulatory organization in the course of such authority’s routine audit, examination or blanket document request in which the Company or this Agreement is not targeted or (B) a Member reasonably determines in good faith that it is in the interests of such Member to disclose such confidential information to a governmental or regulatory authority.

Section 14.11         Preparation of Agreement. All of the Members and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 14.12         Further Assurances. The parties hereto shall execute and deliver such other documents, certificates and agreements, provide such other information and take such other actions as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including (a) any documents the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its Subsidiaries conduct or plan to conduct business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

Section 14.13         Non-Compensatory Damages. NONE OF THE PARTIES HERETO SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY HERETO, OR ANY OTHER SUCH PARTY’S RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, EACH PARTY HERETO, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date first written above.

Grizzly Energy, LLC

By:	/s/ Jonathan Curth
	Name:	Jonathan Curth
	Title:	Secretary

[Signature Page to LLC Agreement of Grizzly Energy, LLC]

Exhibit A
Member Schedule

Member Name	Series A Preferred Units Issued	Series B Preferred Units Issued	Series C Common Units Issued
ABN AMRO CAPITAL USA LLC	2,077,027	-	3,925
ARISTEIA MASTER LP	-	33,272	26
ASSOCIATED BANK NA	884,012	-	1,660
BANC OF AMERICA CREDIT PRODUCTS INC.	1,478,845	-	2,714
BANK OF AMERICA NA	1,488,640	-	2,795
BANK OF MONTREAL	2,977,280	-	5,589
BARCLAYS BANK PLC (NEW YORK BRANCH)	2,700,386	-	5,051
BDCM STRATEGIC CAPITAL FUND I, L.P.	621,370	-	1,193
BLACK DIAMOND CREDIT STRATEGIES MASTER FUND LTD (FKA) BDC FINANCE LTD	811,112	-	1,532
CAPITAL ONE, N.A. CAPITAL ONE FINANCIAL CORPORATION (PARENT)	1,661,307	-	3,142
CHASE LINCOLN FIRST COMMERCIAL CORPORATION	205,584	-	386
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH	1,500,765	-	2,818
CITIBANK NA	3,546,091	-	6,738
CITIZENS BANK	175,920	-	274
CLARENCE HUGS EDWARDS JR	794	-	1
COMERICA BANK	1,121,578	-	2,106
COMMONWEALTH BANK OF AUSTRALIA NEW YORK BRANCH	998,171	260,418	2,123
CONTRARIAN FUNDS, LLC	282,032	-	440
CREDIT AGRICOLE	1,488,640	-	2,795
CROSS SOUND DISTRESSED OPPORTUNITIES FUND LP SERIES 3 (FKA) CROSS SOUND ENERGY OPPORTUNITY FUND LP SERIES 3	1,748,830	-	3,320
FIFTH THIRD BANK (FIFTH THIRD)	1,488,640	-	2,795
FIRST BALLANTYNE LLC	5,061	-	8
FRED C ALEXANDER III	265	-	-
HANCOCK WHITNEY BANK(FKA) WHITNEY BANK	653,349	170,455	1,390
HSBC BANK PLC(HSBC)	202,473	-	316
HUNTINGTON NATIONAL BANK (HUNTINGTON)	1,438,282	-	2,737
ING CAPITAL LLC	1,488,589	-	2,795
ING CAPITAL MARKETS LLC	37,175	-	71
JAMES MICHAEL FORD	2,647	-	4
JOHN EDWARD KRESHON	-	416	-
JPMORGAN CHASE BANK NA (JPM CHASE) - CCBSI	1,639,695	-	3,085
JPMORGAN CHASE BANK NA (JPM CHASE) - SLT	120,824	-	188
MARATHON BLUE GRASS CREDIT FUND LP	32,354	-	50
MARATHON CENTRE STREET PARTNERSHIP LP	97,400	-	152
MARATHON CREDIT DISLOCATION FUND, LP (MARATHON ASSET MANAGEMENT, L.P.)	33,121	-	52
MARATHON SPECIAL OPPORTUNITY MASTER FUND LTD	176,850	-	276
MASTER SIF SICAV SIF	30,300	-	47
MICHAEL D JOHNSON	106	-	-
MONARCH MASTER FUNDING LTD	185,272	-	289

Member Name	Series A Preferred Units Issued		Series B Preferred Units Issued	Series C Common Units Issued
MORGAN STANLEY SENIOR FUNDING INC.	254,078		-	396
NYBEQ LLC	1,628,132		-	3,062
PENTELI MASTER FUND LTD (MARATHON ASSET MANAGEMENT)	5,648		-	9
PNC INVESTMENT COMPANY LLC	1,488,640		-	2,795
REEF ROAD MASTER FUND LTD	-		30,619	24
ROYAL BANK OF CANADA	1,488,640		-	2,795
SCOTT J SIMONS	265		-	-
SIERRA PACIFIC SECURITIES LLC	-		18,492	15
SUMITOMO MITSUI BANKING CORP.	1,312,721		345,645	2,795
SUNTRUST BANK	503,509		-	967
THREE LITTLE BIRDS INVESTMENTS LLC	2,647		-	4
TRS CREDIT FUND LP(FKA) KTRS CREDIT FUND LP	39,447		-	62
U.S. BANK NATIONAL ASSOCIATION	1,500,765		-	2,818
UBS SECURITIES LLC	1,312,721		-	2,520
WELLS FARGO BANK NA	1,814,917		-	3,407
WHITEBOX ASYMMETRIC PARTNERS LP	49,377		-	77
WHITEBOX CAJA BLANCA FUND LP	175,920		-	274
WHITEBOX INSTITUTIONAL PARTNERS LP	1,694		-	3
WHITEBOX MULTI STRATEGY PARTNERS LP (WHITEBOX ADVISORS LLC)	58,754		-	92
WINDERMERE IRELAND FUND PLC	-		1,935	2
CLASS 5 HOLDERS	700,000	*	-	15,000	*
TOTAL	45,738,662		861,252	100,000

*Pro rata to each Class 5 Holder according to its Allowed Class 5 Claims.

Exhibit B
Initial Managers and Officers

Initial Managers

•	Kevin Asarnow
•	Patrick Bartels
•	Stephen McDaniel
•	Dean Swick
•	Mike Wichterich

Initial Officers

•	Scott Sloan – President and CEO
•	Ryan Midgett – CFO
•	Jonathan Curth – General Counsel, Compliance Officer, Corporate Secretary and Vice President of Land

EXHIBIT C

NOTICE INFORMATION FOR STEERING COMMITTEE REPRESENTATIVE

Citibank  N.A.

Attention: Peter T. Baumann

388 Greenwich Street

New York, NY 10013

(212) 816-5457

Peter.t.baumann@citi.com